Exhibit 10.1

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

by and between

SSSST 376 W WATSON ST, LLC,

as SELLER

and

VIRTUS REAL ESTATE, LLC,

as BUYER

Dated as of June 7, 2024

SCHEDULES
Schedule A Schedule B Schedule C	Property List of Due Diligence Materials Fire Caulking Obligations
Schedule 2.1(b)(ii)	Personal Property
Schedule 3.2(a)	Contracts
Schedule 3.2(b-1)	Rent Roll
Schedule 3.2(b-2)	Arrearages
Schedule 5.1(l)(i)	Rent Rates
EXHIBITS
Exhibit A	Form of Assignment of Leases
Exhibit B	Form of Assignment of Contracts
Exhibit C	Form of Tenant Notices
Exhibit D	Form of Assignment of Licenses, Permits, Warranties and General Intangibles
Exhibit E	Form of Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of FIRPTA Certificate
Exhibit H-1	Form of Buyer’s Bring-down Certificate
Exhibit H-2	Form of Seller’s Bring-down Certificate
Exhibit I Exhibit J	Form of Title Affidavit Form of Service Mark License Agreement
Exhibit K	Form of Seller Escrow Holdback Agreement

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE, made as of the 7th day of June, 2024 by and between SSSST 376 W WATSON ST, LLC, a Delaware limited liability company (“Seller”) and VIRTUS REAL ESTATE, LLC, a Texas limited liability company (“Buyer”).

BACKGROUND

A. Seller is the owner of the land as more particularly described on Schedule A, which is commonly known as “YOUnion@Fayetteville” and located at 376 West Watson Street, Fayetteville, AR (together with the building, structures and other improvements located thereon, the “Property”).

B. The Property, together with the Asset-Related Property (as defined below) shall be referred to herein, collectively, as the “Assets”.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. The capitalized terms used herein will have the following meanings.

“Access Agreement” shall mean that certain Access and Confidentiality Agreement dated May 15, 2024, by and between Buyer and Seller.

“Additional Deposit” shall have the meaning assigned thereto in Section 2.1(c).

“Affiliate” shall mean any Person, from time to time, that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person. A Person shall be considered as having control over the Person in question, notwithstanding that another Person shall have the right to consent to, participate in or veto (but not unilaterally determine) major decisions with respect thereto.

“Affiliate Agreements” means any agreement, license or contract, whether written or oral, relating to the operation, maintenance or management of the Assets or any portion thereof by and between Seller and/or any other affiliate of Seller.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the Exhibits and Schedules attached hereto, as the same may be assigned, amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph B.

“Assignment of Contracts” shall have the meaning assigned thereto in Section 7.1(a)(ii).

“Assignment of Leases” shall have the meaning assigned thereto in Section 7.1(a)(i).

“Assignment of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in Section 7.1(a)(iv).

“Assumed Contracts” shall have the meaning assigned thereto in Section 8.3.

“Basket Limitation” shall mean an amount equal to $25,000.00.

“Broker” shall have the meaning assigned thereto in Section 15.2(a)

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by Applicable Law to be closed in the City of New York, New York or the jurisdiction in which the Property is located.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer’s Agents” shall have the meaning assigned thereto in Section 8.1(a).

“Buyer’s Knowledge” shall mean the actual knowledge of Buyer based upon the actual (and not constructive, implied or imputed) knowledge of Christopher Kott, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. The reference to Christopher Kott is used solely as a basis to define the scope and limit of the Buyer’s actual knowledge and shall not cause such individual to incur any personal liability in connection with the Assets, this Agreement, or the transactions contemplated hereunder, including, without limitation, a breach of Buyer’s representations and warranties.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 12.1.

“Cap Limitation” shall mean an amount equal to 1.00% of the Purchase Price.

“Claim Notice” shall have the meaning assigned thereto in Section 12.6.

“Closing” shall have the meaning assigned thereto in Section 2.2(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.2(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 7.2 and by Buyer pursuant to Section 7.1, but shall exclude the New Management Agreement and the Joint Venture Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 7.1(b)(ii).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Condition of the Assets” shall have the meaning assigned thereto in Section 8.5(a).

“Contracts” shall mean, collectively, all written agreements or contracts of Seller, or entered into on behalf of Seller, relating to the ownership or operation of the Assets, but excluding the Leases, the New Leases, the Existing Management Agreement and any Affiliate Agreements.

“Deed” shall have the meaning assigned thereto in Section 7.2(a)(i).

“Due Diligence Period” shall mean the period ending at 5:00 P.M. central time on June 17, 2024.

“Earnest Money” shall have the meaning assigned thereto in Section 2.1(c).

“Earnest Money Escrow Account” shall have the meaning assigned thereto in Section 15.5(a).

“Effective Date” shall mean the date of this Agreement.

“Environmental Laws” shall mean any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Report” shall have the meaning assigned thereto in Section 3.2(h).

“ERISA” shall have the meaning assigned thereto in Section 3.2(k).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.1(c).

“Exchange Documents” shall have the meaning assigned thereto in Section 15.24.

“Excluded Mark” shall have the meaning assigned thereto in Section 2.1(b)(vii).

“Existing Management Agreement” shall mean, collectively, any existing agreement or agreements between Seller and Property Manager relating to the use, operation or management of the Property, including all amendments, modifications and/or supplements thereto.

“Extension Deposit” shall have the meaning assigned thereto in Section 2.2(a).

“Fees” shall mean all application fees and other non-refundable deposits and fees charged to potential residents and residents of the Property for the 2024-2025 academic year and future academic years.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof or quasi-authority, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Materials” shall have the meaning assigned thereto in Section 8.5(a)(i).

“Indemnification Claim” shall have the meaning assigned thereto in Section 12.6.

“Indemnified Party” shall have the meaning assigned thereto in Section 12.6.

“Indemnifying Party” shall have the meaning assigned thereto in Section 12.6.

“Independent Consideration” shall have the meaning assigned thereto in Section 2.1(d).

“Initial Deposit” shall have the meaning assigned thereto in Section 2.1(c).

“Initial Title Date” shall have the meaning assigned thereto in Section 9.2.

“Intangible Property” shall have the meaning assigned thereto in Section 2.1(b)(vii).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).

“Joint Venture Agreement” shall mean that certain limited liability company agreement to be entered into by and between an Affiliate of Seller and an Affiliate of Buyer at Closing.

“Leases” shall have the meaning assigned thereto in Section 3.2(b).

“Licenses and Permits” shall have the meaning assigned thereto in Section 2.1(b)(iii).

“Losses” shall have the meaning assigned thereto in Section 12.1.

“Material Casualty” shall mean any damage to the Assets or any portion thereof by fire or other casualty that, in the reasonable judgment of Buyer (i) is expected to cost in excess of three percent (3%) of the Purchase Price to repair, (ii) results in the Property violating any Applicable Laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting the Property (including without limitation any Applicable Laws that prevent the Property from being restored to its pre-casualty condition), (iii) adversely and permanently affects access to or parking at the Property, or (iv) is uninsured or underinsured and Seller does not elect to credit Buyer at Closing with an amount equal to the cost to repair such uninsured or underinsured casualty.

“Material Condemnation” shall mean a taking, condemnation or eminent domain proceedings or threatened taking, condemnation or eminent domain proceedings of (i) more than three percent (3%) of the Property based upon the square footage thereof, (ii) any portion of the Property that in Buyer’s reasonable judgment adversely, permanently and materially impairs access to the Property from the primary point of access, parking on the Property or the use of the Property for its intended use, or (iii) that would impair, in Buyer’s reasonable judgment, the value of the Property by more than three percent (3%) of the Purchase Price.

“New Contracts” shall have the meaning assigned thereto in Section 5.1(i).

“New Lease” shall mean new Leases of the Property entered into by Seller after the Effective Date in accordance with the terms and conditions in Section 5.1(l).

“New Management Agreement” shall mean the property management agreement to be entered between Buyer and Property Manager in connection with Buyer’s acquisition of the Assets.

“Permitted Exceptions” shall mean all of the following: (i) the Leases and any New Leases entered into after the Effective Date in accordance with the terms of this Agreement, (ii) liens for real estate taxes and special assessments which are not yet due and delinquent, subject to proration as provided herein, (iii) any title exception which is approved, waived or deemed approved or waived by Buyer pursuant to Section 9.3(a), and (iv) such other exceptions as the Title Company shall commit to insure over without any additional cost or liability to Buyer and subject to Buyer’s reasonable approval.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(ii).

“Plans and Specifications” shall have the meaning assigned thereto in Section 2.1(b)(iv).

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Property Documents” shall have the meaning assigned thereto in Section 2.1(b)(iii).

“Property Information” shall have the meaning assigned thereto in Section 8.1(f).

“Property Manager” shall mean Asset Campus USA, LLC.

“Purchase Price” shall have the meaning assigned thereto in Section 2.1(e).

“Purchase Price Balance” shall have the meaning assigned thereto in Section 2.1(e).

“Rent Roll” shall have the meaning assigned thereto in Section 3.2(b).

“Rents” shall have the meaning assigned thereto in Section 11.1.

“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).

“Sanctioned Person” shall mean, at any time, (a) any person or entity listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, The United Nations Security Council, the European Union and its Member states, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority (collectively, “Sanctions”), (b) any person or entity located, operating, organized or resident in a country, region or territory which is itself the subject or target of any sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine, Cuba, Iran, North Korea, and Syria), or (c) any person or entity owned or controlled by any such persons or entities described in the foregoing clauses (a) or (b).

“Security Deposits” shall have the meaning assigned thereto in Section 2.1(b)(v).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Liens” shall have the meaning assigned thereto in Section 9.3(b).

“Seller-Related Entities” shall have the meaning assigned thereto in Section 12.2.

“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of John Strockis. The named individual shall have no personal liability by virtue of inclusion in this definition.

“Seller’s Policies” shall have the meaning assigned thereto in Section 10.2(a).

“Service Mark License Agreement” shall have the meaning assigned thereto in Section 2.1(b)(vii).

“Survey” shall mean an ALTA survey of the Property (or any update of Seller’s existing survey of the Property) obtained by Buyer.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, charges, fees, levies or other assessments, including income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, goods and services, profits, license, capital stock, capital gains, environmental, franchise, severance, occupation, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, escheat, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, customs, duties, governmental fees or like assessments or charges of any kind whatsoever, including any interest, penalties, related liabilities or additions thereto.

“Tenant Notices” shall have the meaning assigned thereto in Section 7.1(a)(iii).

“Title Affidavit” shall have the meaning assigned thereto in Section 9.5.

“Title Commitment” shall mean an ALTA owner’s title commitment issued to Buyer covering the Property and issued by the Title Company.

“Title Company” shall mean Fidelity National Title Insurance Company, 4400 Mac Arthur Blvd., Suite 200, Newport Beach, CA 92660, Attention: Bobby Grich and Thomas Szopinski, Email: bgrich@fnf.com; Thomas.szopinski@fnf.com.

“Title Defect” shall have the meaning assigned thereto in Section 9.2.

“Title Defect Notice” shall have the meaning assigned thereto in Section 9.2.

“Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company insuring Buyer’s title to the Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.

“Title Response Notice” shall have the meaning given thereto in Section 9.3(a).

“Uncapped Obligations” shall have the meaning assigned thereto in Section 12.3.

“Violations” shall mean all violations of Applicable Law relating to the Property now or hereafter issued or noted, including any open or expired building permits and any fines or penalties associated with the foregoing.

“Warranties” shall have the meaning assigned thereto in Section 2.1(b)(iv).

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1. Sale of Assets.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property and the other Assets.

(b) The transfer of the Assets to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean, with respect to the Property, the following:

(i) all of Seller’s right, title and interest in and to all easements, covenants, rights-of-way, development rights, air, water, mineral, oil, gas or other hydrocarbon rights and other rights appurtenant to the Property and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;

(ii) all furniture, fixtures, equipment, vehicles, and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property and used in connection with the operation, use or maintenance of the Property, including, without limitation, the items set forth on Schedule 2.1(b)(ii) attached hereto and all other appliances, carpeting, draperies, curtains, machines, tools and supplies, equipment, computers, building systems (including, without limitation, HVAC, security and life safety systems), furniture and fixtures in any lobby, gym, spa, meeting room, common area, business center, playroom, patio and clubhouse, and office related furnishings owned or used by Seller or any Affiliates of Seller or the Property Manager (it being acknowledged that the Property Manager does not own or lease any such Personal Property) (collectively, the “Personal Property”);

(iii) to the extent assignable, all of Seller’s right, title and interest in and to all licenses, permits, guaranties, development rights and entitlements, drainage rights, certificates of occupancy, dedications, subdivision maps, governmental approvals and authorizations (collectively, with all renewals and modifications thereof, the “Licenses and Permits”) presently or hereafter issued, approved or granted in connection with the operation or development of all or any part of the Property as it is presently being operated and all books and records, tenant files, tenant lists and marketing information relating to the Property, all studies, reports, or summaries relating to any environmental matters, and other books and records relating to the ownership or maintenance of the Property, all drawings, plans, specifications and surveys (collectively, the “Plans and Specifications”), operating manuals, surveys, engineering or environmental reports and other studies, investigations or depictions of the Property, and any technical, accounting, and procedural manuals (collectively, the “Property Documents”);

(iv) to the extent assignable, all of Seller’s right, title and interest in and to all warranties, if any, issued or assigned to Seller or any Affiliate of Seller or the Property Manager from any manufacturer, contractor, engineer or architect in connection with construction or installation of any improvements or equipment or any component of the improvements included as part of the Property, including, without limitation all landlord’s work under the Leases performed during Seller’s period of ownership of the Property (collectively, the “Warranties”). Seller shall obtain any requisite consents and pay any fees or perform any work required to effectuate such assignment and transfer;

(v) all landlord’s interest in the Leases, as well as all Fees and all security, pet and escrow deposits (including accrued interest thereon) (the “Security Deposits”) held in connection with the Leases;

(vi) all owner’s interest in the Assumed Contracts; and

(vii) all intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Property, including all right, title and interest of Seller in any and all names or trade names by which the Property or any part thereof may be known, and all registrations for such names, if any, and all intangible right, title and interest associated with such names, including logos, service marks, copyrights, assumed names, brand names, certification marks, collective marks, d/b/a’s, symbols, trade dress, fictitious names, trademarks, e-mail addresses, websites, domain names and sub-domain names using such name or other indicia or origin thereof, all applications and registrations for the foregoing, including renewals of same, and all goodwill associated therewith and symbolized thereby and phone numbers for and digital images of, the Property and all other intangible personal property to the extent associated with the Assets (collectively, the “Intangible Property”). Notwithstanding the foregoing, the Intangible Property shall expressly exclude all of Seller’s right, title and interest in and to (i) the name “YOUnion” and any variations thereof (the “Excluded Mark”), (ii) the URL www.fayetteville.younion.com and any other domain names, source codes and any variations thereof, and (iii) all advertising and promotional materials and other intellectual property which show, include, contain or are branded with the Excluded Mark (the rights set forth in (i), (ii) and (iii) being referred to herein collectively as the “Excluded Mark Rights”); provided, however, at Closing, SAM and Buyer shall enter into a service mark license agreement in the form attached hereto as Exhibit J (the “Service Mark License Agreement”), that shall, among other things, be royalty free and provide a license to Buyer to use the Excluded Mark Rights for a term lasting for such time as Seller’s affiliate maintains control, directly or indirectly, of Buyer and continuing for one hundred and twenty (120) days thereafter, provided, further, that during such one hundred twenty (120) day period, Seller shall cause the “YOUnion” domain names to redirect to a website designated by Buyer.

(c) Within three (3) Business Days of the date hereof, Buyer shall deposit with Title Company (Jessica Avila, Commercial Escrow Officer, jessica.avila@fnf.com, (213) 452-7132), as escrow agent (in such capacity, “Escrow Agent”), an amount equal to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Initial Deposit”). If Buyer has not previously terminated this Agreement, Buyer shall deposit in escrow with Escrow Agent an additional deposit in an amount equal to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Additional Deposit”) within three (3) Business Days after the expiration of the Due Diligence Period. The Initial Deposit, the Additional Deposit, and the Extension Deposit (if made), together with any and all interest earned thereon, shall collectively be referred to herein as the “Earnest Money”. The Earnest Money shall be delivered to Escrow Agent by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Escrow Agent and shall be held by the Escrow Agent in accordance with Section 15.5 hereof. At the Closing Buyer shall receive a credit against the Purchase Price for the Earnest Money.

(d) Escrow Agent shall pay a portion of the Earnest Money in the amount of $100 (the “Independent Consideration”) to Seller upon the earlier to occur of the Closing (in which case the Independent Consideration shall be applied as a credit against the Purchase Price Balance) or the termination of this Agreement for any reason. The Independent Consideration constitutes bargained-for consideration for this Agreement and Buyer’s rights under Section 8.2 and is expressly acknowledged to be adequate. The obligation of Buyer to pay the Independent Consideration to Escrow Agent, and the obligation of Escrow Agent to pay the same to Seller, are unconditional and shall survive any termination of this Agreement.

(e) Subject to the adjustments, prorations and credits provided for in this Agreement, the consideration to be paid by Buyer to Seller (via Escrow Agent) for the purchase of the Assets shall be an amount equal to Seventy-Two Million Two Hundred Fifty Thousand and 00/100 Dollars ($72,250,000.00) (the “Purchase Price”), and shall be paid by Buyer to Seller on the Closing Date, subject to the terms of this Agreement (such net amount due by Buyer at Closing, the “Purchase Price Balance”). Prior to the Closing Date, the Buyer and Seller will use commercially reasonable efforts to agree upon the allocation of the Purchase Price, which shall be allocated by and among the Property, the Personal Property and the other Asset-Related Property, provided, not more than twenty percent (20%) of the Purchase Price shall be allocated to the other Asset-Related Property. All allocations hereunder shall reflect the parties’ best judgment as to the fair market value of each item as of the Closing.

(f) If the parties agree to an allocation of the Purchase Price pursuant to Section 2.1(e) above (such mutually agreed upon allocation being hereinafter referred to as the “Purchase Price Itemization”), then Seller and Buyer agree to utilize and report such Purchase Price Itemization on the state and local administrative and tax documents filings delivered at Closing pursuant to Section 7.1 and Section 7.2 of this Agreement and to pay transfer taxes at Closing in accordance with this Agreement based upon the portion of the Purchase Price allocated in the Purchase Price Itemization to the Property only (the foregoing being referred to herein as the “Local Law Allocations”). Notwithstanding any provision to the contrary in this Agreement, but subject to the Local Law Allocations, the Purchase Price Itemization shall not constitute an agreement between Buyer and Seller with respect to the allocation of the Purchase Price for either party’s income tax or financial reporting purposes. In the event that the parties do not agree on an allocation of the Purchase Price, Buyer’s allocation of the Purchase Price shall be used by the parties for purposes of the Local Law Allocations, but neither party shall be bound by such allocation with respect to either party’s income tax or financial reporting purposes. This Section 2.2(f) shall survive Closing indefinitely and shall not be subject to the Survival Period.

SECTION 2.2. The Closing.

(a) Subject to the terms of this Agreement, the closing of the sale and purchase of the Assets (the “Closing”) shall take place on July 17, 2024 (the “Closing Date”), or at such earlier time as is mutually agreed upon by Buyer and Seller. Notwithstanding, the foregoing, Buyer shall have the one time right to extend Closing for a period not to exceed thirty (30) days by (i) providing written notice to Seller no later than July 12, 2024 (the “Extension Notice”), and (ii) depositing in escrow with Escrow Agent an additional deposit in an amount equal to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Extension Deposit”) within two (2) Business Days of delivering the Extension Notice to Seller.

(b) The Closing shall be held on the Closing Date no later than 5:00 PM (EST) by mutually acceptable escrow arrangements. There shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

SECTION 3.1. General Seller Representations and Warranties. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Formation; Existence. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of Arkansas.

(b) Power and Authority. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Seller or any of Seller’s obligations in connection with the transactions required or contemplated hereby.

(d) No Conflicts. Seller’s execution, delivery and compliance with, and performance of the terms and provisions of this Agreement, and the sale of the Assets, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or which is binding on Seller in its individual capacity or the Assets or any portion thereof, or (iii) violate any Applicable Law relating to Seller or its assets or properties.

(e) Bankruptcy. Seller (i) is not a debtor under any bankruptcy proceedings, voluntary or involuntary, (ii) has not made an assignment for the benefit of creditors, (iii) has not caused, consented to or suffered the appointment of a receiver to take possession of all, or substantially all, of the Seller’s assets, (iv) caused, consented to or suffered the attachment or other judicial seizure of all, or substantially all of the Seller’s assets, or (v) admitted in writing its inability to pay its debts as they mature.

(f) Prohibited Persons and Transactions. Neither Seller nor, to Seller’s Knowledge, any Person with a direct ownership interest in Seller or any of Seller’s subsidiaries or Affiliates, nor, to Seller’s Knowledge, any of their respective directors, officers, employees, brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement is (a) a Sanctioned Person; nor is or will be (b) conducting any business or engaging in any transaction or dealing with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Sanctioned Person in violation of Sanctions; (c) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any Sanctions laws, or (vi) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

(g) Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code, as amended, and the Treasury Regulations thereunder.

SECTION 3.2. Representations and Warranties of Seller as to the Assets. Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Contracts. Schedule 3.2(a) sets forth a list of all Contracts affecting the Assets, together with all amendments thereto, which list is true, correct and complete in all respects. Seller has delivered or made available to Buyer true, correct and complete copies of the Contracts affecting the Assets. Seller is not in default under any Contract, Seller has not given nor received any written notice of any breach or default (monetary or non-monetary) under any such Contracts that has not been cured or rescinded.

(b) Rent Roll; Leases. To Seller’s Knowledge, the rent roll and schedule of Security Deposits and Fees (collectively, the “Rent Roll”) attached hereto as Schedule 3.2(b-1), is true, correct and complete in all respects, is the actual Rent Roll that Seller uses and relies upon in conducting its activities at the Property, and includes a list of all leases, licenses and occupancy agreements relating to: (i) the occupancy of the Property and (ii) the rental of parking spaces at the Property (together with any amendments, renewals, extensions, supplements, modifications, addendums, guarantees and security deposits thereof and all New Leases entered into in accordance with Section 5.1(l) hereof) (collectively, the “Leases”). Except as set forth in the arrearages report attached hereto as Schedule 3.2(b-2), all Rents (as hereinafter defined) are being collected on a current basis and there are no Rent defaults by any tenant and no tenant has paid rent or other charges due under any Lease more than thirty (30) days in advance. All the Leases are in full force and effect. No tenant, occupant or licensee is entitled to any tenant concessions, inducements, refunds, rebates, discounts, free rent periods or other similar arrangement (outstanding or otherwise) and no tenant has claimed or asserted, or has the right to, any defenses, counterclaims, set-offs, offsets or abatements of or against the rent or any other charges payable under its Lease. True, correct and complete copies of the Leases have been made available to the Buyer. Seller is the landlord under each Lease and has not assigned, mortgaged, pledged, sublet, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases. No Lease grants a lease, license or right to use or occupy any portion of the Property primarily for any commercial purpose.

(c) Brokerage Commissions. There are no unpaid brokerage commissions or finders’ fees payable by Seller or to come due with respect to the current or any exercised renewal term of any of the Leases.

(d) Condemnation. There are no pending condemnations or eminent domain proceedings affecting the Property and, to Seller’s Knowledge, no such action is threatened against the Property.

(e) Litigation. There are no litigations, actions, suits, arbitrations, claims, government investigations, injunctions, writs, orders or proceedings pending or threatened against Seller or the Assets or affecting Seller or the Assets. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would reasonably be likely to adversely affect the ability of Seller to perform is obligations hereunder or adversely affect the Assets.

(f) Employees. No individuals have been, presently are or will be employed by Seller and there are no employment agreements or arrangements. Neither Seller nor, to Seller’s Knowledge, the Property Manager nor any other agent is a party to any union contracts, collective bargaining agreements or labor agreements or arrangements with respect to the use or operation of the Assets.

(g) Taxes. All Taxes due and payable with respect to the Property have been paid, Seller has timely filed all Tax returns required to be filed with respect to the Property, and all such Tax returns were true, complete and correct in all material respects. There are no liens for Taxes (other than real estate Taxes not yet due and payable) upon the Property. Seller has not filed (or caused to be filed) any Tax certiorari or other appeals with respect to the Property which remain outstanding. Seller (i) is not a party to any action, suit, proceeding, investigation, audit or claim with respect to any Taxes, (ii) has not granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any Taxes and there is no such request to extend the period of assessment or collection of Taxes (which request is still pending), and (iii) has not received any written notice of a special Tax or assessment to be levied (and does not have any knowledge that a special Tax or assessment is contemplated), in each case with respect to the Property.

(h) Environmental Matters. (a) That certain Phase I Environmental Assessment dated March 18, 2024, prepared by Partner Engineering and Science, Inc., as Project No. 24-439703.1 (the “Environmental Report”) is the most recent report obtained by Seller for the Property that relate to the investigation of the Property for the presence of Hazardous Materials, (b) a true, correct and complete copy of such report has been delivered to Buyer, (c) except as disclosed in such report, there have been no releases of Hazardous Materials at, under, in or on the Property in violation of Applicable Laws or any violation of Environmental Laws that have not been cured and remediated, and (d) Seller has not received written notice from any Governmental Authority of any violation of any Environmental Law applicable to the Property or liability related thereto.

(i) Violations. Seller has not received written notice from a Governmental Authority of any Violation that remains uncured or not rescinded and no Violations exist with respect to the Assets.

(j) Purchase Options. No party has any purchase option, right of first refusal to purchase, right of first offer to purchase or similar right to purchase in connection with all or any portion of the Assets or the interests therein, whether recorded or unrecorded.

(k) ERISA. Seller is not, and no portion of the Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and the Assets do not constitute “plan assets” under 29 C.F.R. section 2510.3-101, as modified by Section 3(42) of ERISA. Seller is not, and is not acting on behalf of, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans, nor does Seller maintain, sponsor, contribute to, or have any liability, contingent or otherwise, in its capacity as an employer or an affiliate of an employer, to any of the foregoing.

(l) Personal Property. Seller has good and valid title to the Personal Property free and clear of all liens. Seller has not pledged, assigned, hypothecated or transferred any of its rights, title or interest in any of such Personal Property, except for Permitted Exceptions.

(m) Compliance With Laws. Seller has received no written notice to the effect that the Assets are not in compliance with Applicable Laws. Seller has not received any written notice that any investigation has been commenced or is contemplated respecting any such possible noncompliance with respect to the Assets or any portion thereof. Seller has not received written notice from any government agency or other third party of any revocation or threatened revocation of any permit or other Assets rights.

(n) Due Diligence Materials. The information contained in the financial statements and other documents prepared by Seller or any of its Affiliates (and, to Seller’s Knowledge, any such items prepared by the Property Manager or other third parties) which have been made (or to be made) available to Buyer for review is true, accurate and complete in all material respects as of the respective dates of such statements and documents.

(o) Warranties. The Warranties are in full force and effect, and Seller has not received any notice of a void of any Warranty, in whole or in part, or engaged in any actions that would cause any Warranty to become void, in whole or in part, from and after Closing.

(p) Seller’s Knowledge Party. Seller represents and warrants that each of the individuals listed within the definition of Seller’s Knowledge is an individual affiliated with Seller or its Affiliates who has been materially involved in the asset management of the Assets and in negotiation of the transactions contemplated by this Agreement and is in a position to confirm the truth and accuracy of Seller’s Knowledge representations hereunder.

(q) Seller’s Ownership. No natural person owns a 25% or greater interest in Seller, directly or indirectly.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

SECTION 4.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

(a) Formation; Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the Texas, subject to the foregoing changing prior to the Closing Date in connection with the assignment of this Agreement by Buyer to an assignee in an accordance with Section 15.8 of this Agreement that is formed in a different jurisdiction.

(b) Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, as of the Closing Date, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Assets (subject to Buyer’s right to terminate this Agreement pursuant to Section 8.2) and the consummation of the transactions provided for herein have been (or will be as of the Closing Date) duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by Buyer or any of Buyer’s obligations in connection with the transactions required or contemplated hereby.

(d) No Conflicts. Buyer’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (i) conflict with or result in any violation of its organizational documents, or (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party in its individual capacity.

(e) Bankruptcy. There are no actions, whether voluntary or otherwise, contemplated by, pending or, to Buyer’s Knowledge, threatened against Buyer under the bankruptcy laws of the United States or any state thereof.

(f) Prohibited Persons and Transactions. Neither Buyer nor, to Buyer’s Knowledge, any of Buyer’s subsidiaries or affiliates, nor, to Buyer’s Knowledge, any of their respective directors, officers, employees, brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is (i) a Sanctioned Person; nor is or will be (ii) conducting any business or engaging in any transaction or dealing with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Sanctioned Person in violation of Sanctions; (iii) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (i) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (A) any U.S. anti-money laundering law, (B) the Foreign Corrupt Practices Act, (C) the U.S. mail and wire fraud statutes, (D) the Travel Act, (E) any Sanctions laws, (F) any similar or successor statutes, or (G) any regulations promulgated under the foregoing statutes.

ARTICLE V

INTERIM COVENANTS

SECTION 5.1. Covenants of Seller Prior to Closing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller or Seller’s agents shall:

(a) Operation. Operate and maintain the Assets in accordance with this Agreement and (except to the extent this Agreement requires otherwise) in accordance with Seller’s past practices with respect to the Assets in all material respects.

(b) Litigation. Advise Buyer promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority that affects the Assets and deliver to Buyer promptly after receipt thereof copies of any notices of Violations or other material written notices regarding the Property received by Seller (or Property Manager), including in connection with Environmental Laws.

(c) Compliance with Laws. Comply in all material respects with all laws, ordinances, orders, requirements, or regulations of any governmental authority applicable to the Assets.

(d) Defaults. Advise Buyer promptly of any written notices of default received or delivered by Seller (or Property Manager) under any Contract or Lease following the Effective Date.

(e) Insurance. Keep the Assets insured against fire and other hazards and general liability in such amounts and under such terms as are substantially consistent with Seller’s existing insurance program in place as of the Effective Date.

(f) Performance Under Leases and Contracts. Perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Leases and owner under the Contracts.

(g) Taxes, Charges, etc. Continue to pay or cause to be paid all Taxes, water and sewer charges in respect of the Assets, as they become due in the ordinary course of business.

(h) Encumbrances and Zoning. Not subject the Assets, or consent, to any additional liens, encumbrances, covenants, restrictions or easements or apply for or consent to any zoning change, variance, subdivision, lot-line adjustment, or similar change with respect to the Assets.

(i) New Contracts. Without Buyer’s prior consent, not enter into any third party contracts, equipment leases or other material agreements affecting the Assets that are not cancelable on 30 days’ notice (“New Contracts”) or amend, terminate or modify any existing Contracts, which, in each case, will not be terminated on or prior to the Closing Date without penalty or premium.

(j) Personal Property. Not remove any Personal Property owned by Seller from the Property except as may be necessary for repair or replacement, and or due to obsolescence, in which case Seller shall replace such Personal Property with a replacement item which is in good working order and of substantially equal or better quality, utility and quantity as the removed item of Personal Property.

(k) Exclusivity. In consideration of the time, effort and financial resources that Buyer will be committing to the transaction contemplated by this Agreement and in recognition of the time necessary to successfully consummate such a transaction, Seller agrees that neither Seller nor any agent, partner, subsidiary or Affiliate of Seller shall be permitted to consent to, accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, recapitalization, restructuring, disposition or other transaction involving the Assets, any direct or indirect equity interests in the owners of the Assets or any other interest in the Assets (whether directly or indirectly, debt or equity) during the term of this Agreement.

(l) New Leases. Seller shall use commercially reasonable efforts to negotiate leases, lease amendments and lease renewals for any current vacancies and preleasing vacancies for the next academic year in a manner consistent with Seller’s current practices and subject to the terms of this paragraph. During the term of this Agreement, Seller shall be permitted, in the ordinary course of business, to (x) enter into new leases and amendments and renewals of existing Leases on Seller’s standard apartment lease or renewal form for the Property (copies of which were provided by Seller to Buyer as part of the Property Information), and (y) waive, enforce and terminate Leases, provided that any such leases, amendments, renewals, waivers, enforcement and/or terminations, with respect to Leases, are consistent with the Seller’s current leasing practices and provide for terms of no less than one (1) year) and the rental rates on Schedule 5.1(l) attached hereto. Any new Leases or occupancy agreements entered into after the Effective Date with respect to the Property in accordance with the foregoing sentence shall be included in the definition of Leases. Any beds in units at the Property that are vacant or are otherwise not leased to a tenant at least three (3) days prior to the Closing Date shall be placed in “rent ready” condition for reletting and occupancy in accordance with Seller’s historical standards and timetable for turning units over. Buyer may, at its option, inspect the Property within 72 hours prior to Closing to verify that such units are in such rent ready condition. With respect to any beds in the units that become vacant prior to the three (3) day period prior to the Closing Date, and which are not otherwise placed in “rent ready” condition as required by the preceding sentence prior to the Closing Date, Buyer shall receive a credit against the Purchase Price in an amount equal to Five Hundred and 00/100 Dollars ($500) for each bed in such non-“rent ready” units, provided, however, in no event shall the foregoing limit Seller’s obligations under Section 11.6.

(m) Terminated Contracts. All termination fees and any other costs and expenses relating to termination of the Excluded Contracts, the Existing Management Agreement and any Affiliate Agreements shall be the responsibility solely of Seller, and Buyer shall not have any responsibility or liability therefor. Seller’s obligations under this Section 5.1(m) shall survive the Closing.

(n) Updates. Upon request by Buyer, Seller shall provide Buyer with leasing activity and occupancy reports showing the updated leasing activity for the Property and such other updates as are reasonably requested by Buyer.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

SECTION 6.1. Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing Date of the following conditions:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and true and correct in all material respects (unless already subject to a materiality qualifier, in which case it shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is expressly made as to matters only as of a specific date, in which case it shall be true and correct as of such date).

(b) Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets.

(d) Seller or Escrow Agent shall have received all of the documents required to be delivered by Buyer under Section 7.1.

(e) Seller or Escrow Agent shall have received the Purchase Price Balance in accordance with Section 2.1(e) and all other amounts due to Seller hereunder.

If any of the above conditions precedent are not satisfied on or prior to Closing then, subject to Seller’s right under Article XIV, Seller shall have the right to waive such failed condition or terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and neither party shall have any obligations hereunder other than those that expressly survive such termination.

SECTION 6.2. Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Assets on the Closing Date is subject to the satisfaction (or waiver by Buyer) as of the Closing Date of the following conditions:

(a) Each of the representations and warranties made by Seller in this Agreement shall be true and correct when made and true and correct in all material respects (unless already subject to a materiality qualifier, in which case it shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is expressly made as to matters only as of a specific date, in which case it shall be true and correct as of such date).

(b) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the transfer of the Assets.

(d) Fee simple title to the Property shall be vested in Seller (and at the Closing shall be conveyed to Buyer) subject only to the Permitted Exceptions and the Title Company shall be unconditionally and irrevocably committed to issue the Title Policy to Buyer subject only to the payment of the applicable premium.

(e) Buyer shall have received all of the documents required to be delivered by Seller under Section 7.2.

If any of the above conditions precedent are not satisfied on or prior to Closing then, subject to Buyer’s right under Article XIV, Buyer shall have the right to waive such failed condition or terminate this Agreement and receive a refund of the Earnest Money, in which event neither party shall have any obligations hereunder other than those that expressly survive such termination.

ARTICLE VII

CLOSING DELIVERIES

SECTION 7.1. Buyer Closing Deliveries. Buyer shall deliver the following documents to the Escrow Agent on or before the Closing Date:

(a) With respect to the Assets:

(i) an assignment and assumption of Seller’s interest in the Leases for the Property (the “Assignment of Leases”) duly executed by Buyer in substantially the form of Exhibit A attached hereto;

(ii) if there are any Assumed Contracts, an assignment and assumption of the Assumed Contracts for the Property (the “Assignment of Contracts”) duly executed by Buyer in substantially the form of Exhibit B attached hereto;

(iii) a notice letter to the tenants at the Property (the “Tenant Notices”) duly executed by Buyer, in substantially the form of Exhibit C attached hereto;

(iv) an assignment of all Property Documents, Warranties and Intangible Property with respect to the Assets (the “Assignment of Licenses, Permits, Warranties and General Intangibles”) duly executed by Buyer in substantially the form of Exhibit D attached hereto;

(v) a certificate duly executed by Buyer certifying that all of the representations and warranties of Buyer set forth in this Agreement are true and correct and remade on and as of the Closing Date in the form attached as Exhibit H-1;

(vi) the Service Mark License Agreement duly executed by Buyer; and

(vii) the Seller Escrow Holdback Agreement duly executed by Buyer.

(b) With respect to the transactions contemplated hereunder:

(i) all applicable transfer tax returns and forms to the extent required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement and are customarily executed by a buyer, in each case, as prepared by Seller and Buyer and duly executed by Buyer;

(ii) a closing statement prepared by Escrow Agent and reasonably approved by Seller and Buyer, consistent with the terms of this Agreement (the “Closing Statement”) duly executed by Buyer; and

(iii) any additional documents that Title Company or Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

SECTION 7.2. Seller Closing Deliveries. Seller shall deliver (or cause to be delivered) at Closing (x) possession of the Assets subject only to the Permitted Exceptions (including the Leases) and (y) the following documents to the Escrow Agent on or before the Closing Date (or to Escrow Agent at least one Business Day before Closing with respect to the documents to be recorded):

(a) With respect to the Assets:

(i) A special warranty deed in the form of Exhibit E (the “Deed”) duly executed by Seller and acknowledged;

(ii) the Assignment of Leases for the Property duly executed by Seller;

(iii) a bill of sale duly executed by Seller in substantially the form of Exhibit F attached hereto, relating to all fixtures, chattels, equipment and articles of Personal Property owned by Seller which are currently located upon or attached to the Property and used solely in connection with the operation of the Property;

(iv) if there are any Assumed Contracts, the Assignment of Contracts for the Property duly executed by Seller;

(v) the Rent Roll (including the schedule of Security Deposits and Fees) dated not earlier than three (3) Business Days prior to the Closing Date certified by Seller in accordance with Section 3.2(b);

(vi) the Tenant Notices for the Property duly executed by Seller;

(vii) an affidavit that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in substantially the form of Exhibit G attached hereto;

(viii) the Assignment of Licenses, Permits, Warranties and General Intangibles for the Property duly executed by Seller;

(ix) the Seller Escrow Holdback Agreement duly executed by Seller;

(x) evidence of the termination of the Excluded Contracts, Existing Management Agreement with respect to the Property, Affiliate Agreements and all leasing and brokerage agreements to which Seller is a party or which would be binding on Buyer or the Property with respect to the Property;

(xi) copies of the Leases referred to in the Assignment of Leases and the Security Deposits and Fees records and lease files and related correspondence with respect thereto (including originals of all guaranties and letters of credit, endorsed or assigned to Buyer, as applicable), copies of the Assumed Contracts, all maintenance records and operating manuals pertaining to the Property in Seller’s possession and control, the Plans and Specifications, the Warranties, the Permits, all keys, combinations, access codes or cards, and similar items to the Property in Seller’s or Property Manager’s possession and control, all Permits and all other property files, in each case which delivery may be satisfied by delivery outside of escrow, at the Property or at the on-site property management office at the Property;

(xii) a certificate duly executed by Seller certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct and remade on and as of the Closing Date in the form attached as Exhibit H-2;

(xiii) a Real Estate Transfer Tax Affidavit of Compliance Form;

(xiv) such disclosures and reports and transfer/stamp tax forms as are required by applicable state and local law in connection with the conveyance of real property;

(xv) a tax clearance certificate from the Arkansas Department of Finance and Administration (including, without limitation, execution of the Authorization for Release of Tax Information or other required information to obtain such certificate) dated no more than 30 days prior to closing;

(xvi) the Title Affidavit;

(xvii) any additional documents that Title Company or Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

(xviii) the existing records of Seller and its management company relating to prospective renters, which shall include the name, contact information and details of all current prospects in the rental pipeline); and

(xix) the Service Mark License Agreement duly executed by STRATEGIC ASSET MANAGEMENT I, LLC, a Delaware limited liability company (“SAM”).

(b) With respect to the transactions contemplated hereunder,

(i) a duly executed and sworn officer’s certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended; the organizational documents of Seller; a good standing issued by the Secretary of State of Delaware for Seller, statement of authority issued by the Secretary of State of Arkansas for Seller, each of a recent date; and such other evidence of the existence, good standing and authority of Seller as the Title Company may reasonably require;

(ii) an executed and acknowledged incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to the Buyer at the Closing;

(iii) all applicable transfer tax returns and forms to the extent required by Applicable Law in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and Buyer and duly executed by Seller; and

(iv) the Closing Statement duly executed by Seller.

SECTION 7.3. Cooperation. In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts after the Closing to provide Buyer, at no cost to Seller, with the economic benefits of such property by enforcing such property (at Buyer’s direction) for the benefit and at the expense of Buyer. The provisions of this Section 7.3 shall survive the Closing.

ARTICLE VIII

INSPECTIONS; DUE DILIGENCE; RELEASE

SECTION 8.1. Inspections.

(a) Right of Inspection. From and after the Effective Date and through the earlier of Closing or the earlier termination of this Agreement in accordance with the terms hereof, Seller hereby grants to Buyer and to Buyer’s directors, officers, employees, affiliates, partners, advisers, members, brokers, lenders, prospective and/or existing capital sources, underwriters, insurers (including brokers and re-insurers), analysts, agents and other representatives, including, without limitation, attorneys, accountants, contractors, title companies, consultants, engineers and financial advisors (hereinafter collectively referred to as “Buyer’s Agents”) a non-exclusive license to enter upon the Property (subject to the rights of tenants and their guests) at reasonable times during normal business hours to perform such non-invasive inspections at Buyer’s sole risk, cost and expense, as are described in this Agreement. Such access shall be for the sole purposes of (a) reviewing such materials in Seller’s possession regarding the Property as may be provided or made available to Buyer by Seller (or by the Property Manager); and (b) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental inspections of the Property, including, without limitation, Phase I environmental testing and non-intrusive and non-destructive radon and asbestos testing. Notwithstanding anything contained in this Agreement to the contrary, without first obtaining Seller’s written consent thereto (which may not be unreasonably withheld), neither Buyer nor any Buyer’s Agents shall (i) contact any tenant of the Property or employee of the Property Manager at the Property with respect to Buyer’s potential acquisition of the Property, except for any of the foregoing made available to Buyer by Seller for the purpose of inspecting the Property (e.g., an employee of the Property that accompanies Buyer’s Agents in their inspection), or (ii) conduct any sampling (except customary Phase I environmental testing which may include non-intrusive and non-destructive radon and asbestos testing as described above), boring, drilling or other intrusive investigation regarding the Property. Buyer may, without Seller’s consent, contact governmental agencies having jurisdiction over the Property in order to obtain customary litigation, judgment and environmental searches, confirmation of entitlements, copies of all permits issued with respect to the Property, zoning and building code reports and municipal and title lien searches with respect to the Property. For the sake of clarity, Buyer shall not be required to contact Seller before its research of public records or databases or any communications with respect to any PZR, zoning or similar report, or any communication with any governmental authority regarding compliance with Applicable Law.

(b) Notification. Buyer agrees that, in exercising its right of access hereunder, Buyer will not, and will cause Buyer’s Agents to not, unreasonably or materially interrupt or interfere with the activities of tenants or their guests or invitees (including by entering into any leased apartment units without the prior consent of Seller or its representatives at the Property), employees or other persons occupying or providing service at the Property, including, without limitation, any construction, renovation, maintenance or other work being performed at the Property. Unless otherwise agreed by Seller, Buyer shall provide at least forty-eight (48) hours prior written notice of its intention to conduct any inspection so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have a representative present, it being agreed that Seller’s having a representative present at any such inspection shall not be a prerequisite for Buyer’s inspection of the Property. Notices to Seller for purposes of this clause (b) shall be sent by electronic mail to Lora Bueker, General Manager, YOUnion@Fayetteville, at lora.bueker@assetliving.com and Kalli Beardsley, Regional Manager, Asset Living, at kalli.beardsley@assetliving.com. Buyer agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection.

(c) Buyer’s Insurance. Buyer and Buyer’s Agents entering upon the Property shall carry the following: (i) worker’s compensation as required by Applicable Law and employer’s liability, with a limit of $500,000.00; (ii) commercial general liability, with a limit of $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate; and (iii) business automobile liability, with a limit of $1,000,000.00 combined single limit. Upon request of Seller, prior to any entry onto the Property by Buyer or Buyer’s Agents, Buyer shall deliver to Seller certificates of insurance from an insurer authorized to operate in the State of Arkansas having a rating of at least “A-VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service) showing the required insurance to be in full force and effect, in all applicable cases naming Seller as an additional insured party with respect to the liability policies and granting a waiver of subrogation thereunder, provided, however, no waiver of subrogation will be required in connection with the worker’s compensation coverage.

(d) No Liens; Indemnity. Buyer shall keep the Property free from all liens arising from the performance of services by Buyer’s Agents in connection with Buyer’s inspection of the Property, and shall indemnify, defend and hold harmless Seller and any Seller Related Entities from and against all actual, out-of-pocket loss, cost (including without limitation, reasonable attorneys’ fees), claim or damage arising out of or in connection with or from any investigation or inspection of the Property by Buyer or Buyer’s Agents, except (i) to the extent such claim or damage was caused by the acts or omissions of Seller or any Seller Related Entities, and/or (ii) for any existing conditions merely discovered by Buyer or Buyers Agent. Notwithstanding anything to the contrary in this Agreement, Seller and the Seller Related Entities shall not be entitled to recover from Buyer or any direct or indirect owner or affiliate thereof (and in no event shall any of the foregoing be responsible for) consequential, punitive, special or any other indirect damages arising from this Agreement or Buyer’s obligations under this Agreement.

(e) Restoration of Property. Buyer shall, at its sole cost and expense, and under Seller’s supervision, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections or activities conducted on or about the Property by Buyer and/or Buyer’s Agents (but not from any pre-existing conditions relating to the Property), to substantially the same condition as existed prior to such damage or alteration strictly in accordance with all requirements of applicable law.

(f) Seller Deliveries. Within three (3) Business Days following the Effective Date, Seller shall deliver to Buyer or make available in an online data room set up for the purpose of the transaction contemplated by this Agreement all files, documents and records in its possession or control (or the possession or control of Property Manager) regarding the Property, including, without limitation, all Property Documents and Warranties, but excepting any internal memorandums, privileged or other proprietary information developed by Seller or any information that Seller is not permitted to disclose pursuant to bona fide pre-existing confidentiality agreements with unrelated third parties, provided, however, Seller shall make available to Buyer the items described in Schedule B attached hereto and incorporated herein by reference (the “Property Information”).

(g) Service Mark License Agreement. As of the Effective Date, Buyer and Seller are negotiating the form of Service Mark License Agreement contemplated to be attached to this Agreement as Exhibit J. Prior to the expiration of the Due Diligence Period, Buyer and Seller will use reasonable efforts to agree to a form of Service Mark License Agreement that is reasonably acceptable to both parties and upon agreeing to such form the parties will amend this Agreement to include such form of Service Mark License Agreement as Exhibit J attached hereto. If despite using reasonable efforts, the parties are unable to agree upon the form of Service Mark License Agreement prior to the expiration of the Due Diligence Period, then either party may terminate this Agreement on June 17, 2024, prior to the expiration of the Due Diligence Period, whereupon the Earnest Money shall be promptly refunded to Buyer by Escrow Agent and the obligations of the parties hereunder shall terminate (other than those obligations that expressly survive a termination of this Agreement).

(h) Survival. The provisions of this Section 8.1(d) and Section 8.1(e) shall survive any termination of this Agreement for six (6) months.

SECTION 8.2. Rejection Notice. If Buyer determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Buyer’s purposes, for any reason or no reason, Buyer shall have the right to terminate this Agreement by written notice to Seller (the “Rejection Notice”), whereupon the Earnest Money shall be promptly refunded to Buyer by Escrow Agent and the obligations of the parties hereunder shall terminate (other than those obligations that expressly survive a termination of this Agreement). If Buyer does not timely provide a Rejection Notice, then Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 8.2.

SECTION 8.3. Assumed Contracts. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller which Contracts it will assume at Closing (the “Assumed Contracts”); provided, however, that the internet contract, elevator service contract, and any other Contracts that are not cancelable on 30 days’ notice or would incur a termination penalty or payment shall each be deemed an Assumed Contract. Any Contract which Buyer has not notified Seller that it will assume at Closing pursuant to this Section 8.3 (hereinafter referred to as an “Excluded Contract”) shall be terminated by Seller prior to the Closing Date, at Seller’s sole cost and expense. Buyer shall not be responsible for any early termination or cancellation penalties or payments in connection with any Excluded Contracts.

SECTION 8.4. Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, SELLER (I) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS AND (II) MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, SELLER SHALL NOT BE (A) LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION IN SUCH INFORMATION OR ANY FAILURE TO INVESTIGATE THE ASSETS, NOR (B) BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF FURNISHED BY SELLER, ITS REPRESENTATIVES OR OTHER PERSON ACTING ON SELLER’S BEHALF.

SECTION 8.5. Examination; No Contingencies. IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY PARTNER OR MEMBER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE ASSETS, THE CONDITION OF THE ASSETS OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS OR THE CONDITION OF THE ASSETS. BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS

AGREEMENT OR IN ANY CLOSING DOCUMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION OF OR WITH RESPECT TO THE CONDITION OF THE ASSETS OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE, BY ANY DESCRIPTION OF THE ASSETS OR BY OPERATION OF LAW, AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(a) FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE ASSETS” MEANS THE FOLLOWING MATTERS:

(i) PHYSICAL CONDITION OF THE PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON. “HAZARDOUS MATERIALS” MEANS (A) THOSE SUBSTANCES INCLUDED WITHIN THE DEFINITIONS OF ANY ONE OR MORE OF THE TERMS “HAZARDOUS SUBSTANCES,” “TOXIC POLLUTANTS”, “HAZARDOUS MATERIALS”, “TOXIC SUBSTANCES”, AND “HAZARDOUS WASTE” IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ. (AS AMENDED), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, 49 U.S.C. SECTIONS 1801 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 AS AMENDED, 42 U.S.C. SECTION 6901 ET SEQ., SECTION 311 OF THE

CLEAN WATER ACT, 15 U.S.C. § 2601 ET SEQ., 33 U.S.C. § 1251 ET SEQ., 42 U.S.C. 7401 ET SEQ., THE TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. § 2601 ET SEQ, AND THE REGULATIONS AND PUBLICATIONS ISSUED UNDER ANY SUCH LAWS, (B) PETROLEUM, RADON GAS, LEAD BASED PAINT, ASBESTOS OR ASBESTOS CONTAINING MATERIAL AND POLYCHLORINATED BIPHENYLS AND (C) MOLD OR WATER CONDITIONS WHICH MAY EXIST AT THE PROPERTY OR OTHER SUBSTANCES, WASTES OR MATERIALS LISTED OR DEFINED BY ANY STATE OR LOCAL STATUTES, REGULATIONS AND ORDINANCES PERTAINING TO THE PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT.

(ii) ADEQUACY OF THE ASSETS. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE ASSETS, AND HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR USE OR PURPOSE.

ARTICLE IX

TITLE AND PERMITTED EXCEPTIONS

SECTION 9.1. Title Insurance and Survey. On the Closing Date and subject to the terms and conditions of this Agreement, Seller’s fee simple interest in the Property shall be sold and conveyed, and Buyer agrees to purchase Seller’s fee simple interest in the Property subject only to the Permitted Exceptions and the provisions of this Article IX.

SECTION 9.2. Title Commitment; Survey. Buyer shall obtain during the Due Diligence Period (i) the Title Commitment from the Title Company, and (ii) the Survey certified by the surveyor to Buyer as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements, and (iii) a zoning report for the Property. Buyer shall give notice to Seller on or prior to the expiration of the Due Diligence Period (the “Initial Title Date”) specifying all title, survey or zoning matters or exceptions to which Buyer is unwilling to accept (each such exception, a “Title Defect”). In the event the Title Commitment, or Survey or zoning report or update of any of the foregoing is received after the Initial Title Date, Buyer shall give notice to Seller of any Title Defect within three (3) Business Days after the Buyer’s receipt of such information (and in any event, prior to the Closing) (each notice from Buyer under this Section, a “Title Defect Notice”).

SECTION 9.3. Certain Exceptions to Title; Inability to Convey.

(a) If Buyer fails to timely deliver a Title Defect Notice in accordance with Section 9.2, Buyer shall be deemed to have waived such Title Defect and such Title Defect shall be deemed to be a Permitted Exception (provided in no event shall Buyer be required to provide a Title Defect Notice for any Seller Liens, which Seller is obligated to discharge at or prior to Closing and which shall not be deemed to be a Permitted Exception). Seller shall, within three (3) Business Days after receipt of any Title Defect Notice (and in any event prior to Closing), deliver a response to the Buyer specifying all Title Defects which Seller shall commit to cure or discharge or elect not to cure or discharge (“Title Response Notice”). Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense any Title Defects as set forth in a

Title Defect Notice (other than Seller Liens which Seller shall be obligated to discharge), and shall be entitled to a reasonable adjournment of the Closing (not to exceed ten (10) days) for the purpose of such removal or cure, which removal or cure will be deemed effected by discharging of record the same such that it is not binding upon Buyer or the Assets. If Seller elects not to cure (or otherwise remove) any Title Defect set forth in a Title Defect Notice (other than Seller Liens which Seller shall be obligated to discharge) and otherwise is unable to convey fee title to the Property to Buyer at Closing subject only to Permitted Exceptions, Buyer may elect, as its sole and exclusive remedy therefore, to either (x) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event, the Earnest Money shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (y) waive such Title Defects, in which event such Title Defects shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price Balance.

(b) Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at Closing at its sole cost and expense to cause the release or discharge of (i) any deed to secure debt, mortgage, deed of trust or other security instrument securing indebtedness for borrowed money encumbering all or any portion of the Assets, (ii) real estate tax liens and any other tax liens, in each case, for delinquent taxes that are due and payable, (iii) mechanics or materialmen’s liens resulting from or in connection with work or improvements at the Property, (iv) any judgments against Seller or the Assets, (v) encumbrances and liens created or permitted by Seller in violation of the terms of this Agreement, (vi) title defects, title exceptions, encumbrances or other title matters that Seller expressly agrees in writing to remove on or prior to the Closing, including, without limitation, any Title Defects, and (vii) any other liens or encumbrances which can be discharged through the mere payment of monies (collectively, “Seller Liens”). The parties acknowledge and agree that if not paid by Seller before Closing, Buyer shall have the right to apply or cause Escrow Agent to apply all or any portion of the Purchase Price Balance to cause the release of any Seller Liens, as applicable, and if the cost to release such Seller Liens exceeds the Purchase Price Balance, Seller shall pay such excess amounts to Escrow Agent at Closing.

SECTION 9.4. Buyer’s Right to Accept Title.

(a) Notwithstanding the foregoing provisions of this Article IX, Buyer may, by express written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any Title Defect. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any such Title Defect accepted by Buyer (subject to Buyer’s rights in Section 9.3(b) with respect to Seller Liens).

(b) Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, and to provide a mortgagee title insurance policy at Closing.

SECTION 9.5. Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Buyer and Seller. In addition, Seller will deliver to the Title Company at Closing, if and to the extent requested by Title Company, an owner’s title affidavit and gap indemnity substantially in the form attached hereto as Exhibit I (together, the “Title Affidavit”). In addition, Seller shall, at no cost or liability to Seller (other than to a de minimis extent and/or as otherwise expressly required or contemplated by this Agreement) cooperate in all reasonable respects with the Title Company in connection with obtaining the Title Policy. At or before Closing, Seller (and/or its general partners or direct or indirect beneficial owners) shall deliver to the Title Company (y) such affidavits, certificates, other instruments, and documentary evidence as are reasonably required by the Title Company and customarily furnished in connection with a transaction of the nature contemplated by this Agreement, including such affidavits and indemnities related to work, repairs, and violations with respect to the Property, and (z) if requested by Buyer, such affidavits, indemnities and financial information as may be necessary for the Title Company to issue a non-imputation endorsement in connection with the Title Policy.

ARTICLE X

TRANSACTION COSTS; RISK OF LOSS

SECTION 10.1. Transaction Costs. Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, Seller shall pay or cause to be paid (i) 100% of the owner’s standard title insurance policy premium and the extended coverage premium for the owner’s title insurance policy as well as any costs associated with the issuance of the Title Commitment and any updates thereto, (ii) all state and local conveyance and transfer taxes (including documentary or other stamp taxes, as applicable) and all use taxes, developer or development taxes or assessments of any kind whatsoever related to the acquisition, development or construction of the Property by Seller, (iii) one-half (1/2) of all escrow charges, and (iv) all recording fees including any costs associated with the recordation of the Deed and any instruments necessary to remove encumbrances which Seller is obligated to remove pursuant to this Agreement. At Closing, Buyer shall pay (i) recording fees other than those paid by Seller as set forth above, (ii) any endorsements requested by Buyer to the title insurance coverage and any loan title insurance policy premium, (iii) all costs associated with the preparation of the Survey, (iv) one-half (1/2) of all escrow charges, and (v) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder. Any other closing costs shall be allocated in accordance with local custom. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals. The provisions of this Section 10.1 shall survive Closing.

SECTION 10.2. Risk of Loss.

(a) If, on or before the Closing Date, the Assets or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken, or threatened to be taken, as a result of any condemnation or eminent domain proceeding, including the receipt of any notice letter relating thereto, Seller shall promptly notify Buyer prior to the Closing and, at Closing, Seller will credit against the Purchase Price Balance payable by Buyer an amount equal to the net proceeds (other than on account of business or rental interruption insurance proceeds relating to the period prior to Closing), if any, received by Seller (unless otherwise paid directly to Buyer as named insured under the Seller’s insurance policies (collectively, the “Seller’s Policies”), if applicable) as a result of such casualty or condemnation, together with a credit for any deductible under such insurance and coverage to be assigned to or payable by Buyer under the Seller’s Policies, if applicable, less any amounts spent by Seller prior to Closing to restore the Property. If as of the Closing Date, Seller (or Buyer as named insured under the Seller’s Policies, if applicable) has not received all or any portion of such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance as provided for herein) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b) Notwithstanding the provisions of Section 10.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) subject to a Material Condemnation, Buyer shall have the right, exercised by written notice to Seller no more than ten (10) days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and neither party hereto shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 10.2(b), the provisions of Section 10.2(a) shall apply. The Closing Date shall be extended, if necessary, to provide each party with the benefit of the full time periods set forth in this Section 10.2.

(c) The provisions of this Section 10.2 shall survive the Closing.

ARTICLE XI

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing, based upon a 365-day year, with Buyer being deemed to be the owner of the Assets during the entire day of the Closing Date and being entitled to receive all operating income of the Assets, and being obligated to pay all operating expenses of the Assets, with respect to the Closing Date and the net amount thereof under this Article XI shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price Balance payable at Closing:

SECTION 11.1. Rents. All fixed rents, parking fees, administration fees and other charges or amounts paid or payable by tenants under the Leases or in connection with their use or occupancy of the Property or any service or amenity relating thereto, including water, electricity, gas, sewage or other utilities or pass through fees and charges (whether paid in advance of the date when such payment is due or otherwise) (collectively, “Rents”). Seller shall deliver or provide a credit in an amount equal to all prepaid Rents for periods from and after the Closing Date and all Fees and all refundable cash Security Deposits including interest thereon, if any (to the extent the Security Deposits were made by tenants and are not applied or forfeited prior to the Closing Date in accordance with the terms and conditions of the applicable Leases) as set forth in the Rent Roll or otherwise delivered pursuant to a New Lease, to Buyer on the Closing Date. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. At Closing, Seller shall deliver to Buyer a schedule of all such delinquent or payable but unpaid rent. Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall in good faith use commercially reasonable efforts to pursue the collection of such past due Rents for ninety (90) days after the Closing Date (but Buyer shall not be required to litigate or declare a default in any Lease or take any additional actions in connection with the recovery from tenants of such delinquencies or other unpaid amounts). To the extent Buyer receives payment of Rents (or income in connection with other tenant charges) from a tenant on or after the Closing Date, such payments shall be applied (y) first, toward the Rent (or other tenant charges) due to Buyer for the month in which the Closing occurs or for periods following the month in which the Closing occurs and (z) second, to any delinquent Rents owed to Seller, with Seller’s share thereof being promptly delivered to Seller. From and after the Closing Date, Seller may not sue any tenants at the Property or otherwise pursue any tenants at the Property for Rents and hereby waives any right to do so. The provisions of this Section 11.1 shall survive the Closing.

SECTION 11.2. Taxes and Assessments. All non-delinquent real estate and personal property Taxes and assessments for the current year shall be prorated on a calendar year basis between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period); provided, that in the event the actual real estate and personal property Taxes and assessments for the year of Closing are unknown, the tax proration will be based upon the real estate and personal property Taxes and assessments for the prior year and such taxes and assessments will be re-prorated as provided in Section 11.11 below. Seller shall be responsible for the payment of any real estate and personal property Taxes and assessments due and payable for all years prior to the year of Closing and Seller shall pay such Taxes and assessments on or before the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the Taxes on the Assets resulting from the sale of the Assets contemplated by this Agreement, any change in use or improvement of the Assets or Property on or after the Closing Date, or any improvements made or leases entered into on or after the Closing Date. If any real estate and personal property Taxes and assessments on the Assets or Property are payable in installments, then the installment allocable to the period in which the Closing occurs shall be prorated (with Buyer being allocated the obligation to pay any installments due on or after the Closing Date).

SECTION 11.3. Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Assets, Seller agrees that it shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately reprorated after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

SECTION 11.4. Utility Charges. Buyer shall transfer all utilities (other than water and other matters covered by Section 11.3) at the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. If such readings are not obtainable by the Closing Date, then, at the Closing, any utility charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available. Upon the taking of subsequent actual readings, such charges will be appropriately reprorated after the Closing on the basis of the next subsequent bills. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date; provided that if any such deposit is transferred to Buyer at Closing, Seller shall receive a credit at Closing in the amount of the deposit so transferred.

SECTION 11.5. Miscellaneous Revenues. Revenues, if any, arising out of revenue producing agreements, including relating to telephone booths, vending machines, laundry agreements, and including inducement fees, “door fees” or similar non-recurring payments shall be adjusted and prorated between Buyer and Seller as of the Closing, with any “inducement fees”, “door fees” and any non-recurring payments amortized over the period of such agreements for purposes of determining prorations.

SECTION 11.6. 2024 Turn Costs. Seller shall pay for all costs associated with the process of turning the units in accordance with Seller’s standard operating procedures for the upcoming academic year (the “2024 Turn”). Any costs associated with the 2024 Turn that are incurred by Buyer after the Closing Date shall be reimbursed to Buyer by Seller in conjunction with the Re-Adjustment process set forth below in Section 11.11. This Section 11.6 shall survive Closing.

SECTION 11.7. Rent Ready Credit1.1.1 . If applicable, Buyer shall receive a “rent ready” credit calculated as set forth in Section 5.1(l).

SECTION 11.8. Assumed Contracts. Amounts due under the Assumed Contracts with Buyer to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.

SECTION 11.9. Miscellaneous. Seller shall be responsible for all incentives provided by Seller to tenants (including, but not limited to, gift cards or cash credits) who have signed Leases or Lease renewals on or prior to the Closing Date and Buyer shall receive a credit at Closing for any such incentives which have not been paid by Seller prior to Closing; provided, however, that Buyer shall not receive a credit for discounted or free rent units provided as a benefit to individuals working at the Property. If applicable, all reciprocal easement agreement, covenant, condition and restriction, owner’s association or similar fees and assessments due and payable with respect to the Assets with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Buyer during such year.

SECTION 11.10. Other Adjustments. If applicable, the Purchase Price Balance shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property are located, shall be prorated as applicable.

SECTION 11.11. Re-Adjustment. In the event any prorations or apportionments made under this Article XI shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed (a) with respect to real estate taxes, within thirty (30) days after the tax bill is issued for such period and (b) with respect to all other items, within ninety (90) days after Closing. The obligations of Seller and Buyer under this Article XI shall survive the Closing and shall not be subject to the Survival Period, Basket Limitation or Cap Limitation or contribute to the Cap Limitation.

ARTICLE XII

INDEMNIFICATION

SECTION 12.1. Indemnification by Seller. From and after the Closing and subject to Section 12.3, Section 12.5 and Section 12.6, Seller shall indemnify and hold Buyer and its Affiliates, members, partners, shareholders, officers and directors (collectively, the “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and disbursements) and Claims suffered or incurred by Buyer and any such Buyer-Related Entities in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or resulting from, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant, agreement or indemnity of Seller contained in this Agreement that expressly survives the Closing or in any Closing Document.

SECTION 12.2. Indemnification by Buyer. From and after the Closing and subject to Section 12.4, Section 12.5 and Section 12.6, Buyer shall indemnify and hold Seller and its Affiliates, members, partners, shareholders, officers and directors (collectively, the “Seller-Related Entities”) harmless from any and all Losses suffered or incurred by Seller and any Seller-Related Entities arising out of, or in any way resulting from, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer contained in this Agreement that expressly survives the Closing or in any Closing Document.

SECTION 12.3. Seller Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.1, (a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under Section 12.1(a) with respect to the breach of any representation or warranty unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 12.1(a) exceeds the Basket Limitation, and, in such event, Seller shall be liable for the entire amount thereof, and (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 12.1(a) with respect to the breach of any representation or warranty exceed in the aggregate the Cap Limitation; provided that, for the avoidance of doubt, Seller’s obligations (i) under Article XI with respect to prorations and adjustments, (ii) with respect to Seller’s obligations under Section 15.2 with respect to the brokers, (iii) pursuant to Section 9.3 with respect to the curing of Seller Liens, (iv) under Section 10.1 with respect to the payment of any Seller costs, (v) pursuant to Section 15.25, if applicable, (vi) under Section 15.15 with respect to Seller’s obligations related to fire caulking, (vii) under Section 2.1(f) with respect to Seller’s obligations related to the Purchase Price Itemization and (viii) with respect to any claim by Buyer against Seller alleging fraud, intentional misrepresentation, willful misconduct or gross negligence of Seller (collectively, the “Uncapped Obligations”) shall not be subject to the Survival Period, Basket Limitation or Cap Limitation or contribute against the Cap Limitation.

SECTION 12.4. Buyer Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.2, (a) Buyer shall not be required to indemnify Seller or any Seller-Related Entities under Section 12.2 unless the aggregate of all amounts for which an indemnity would otherwise be payable by Buyer under Section 12.2 exceeds the Basket Limitation, and, in such event, Buyer shall be liable for the entire amount thereof, and (b) in no event shall the liability of Buyer with respect to the indemnification provided in Section 12.2 exceed in the aggregate the Cap Limitation; provided that, for the avoidance of doubt, Buyer’s obligations (i) under Article XI with respect to prorations and adjustments, (ii) under Section 10.1 with respect to the payment of any Buyer costs, and (iii) pursuant to Section 15.25, if applicable, shall not be subject to, or applied against, the Basket Limitation or the Cap Limitation.

SECTION 12.5. Survival. The representations, warranties, covenants and indemnities contained in this Agreement and the representations, warranties, covenants and indemnities contained in the Closing Documents (other than the Deed, which representations, warranties and covenants shall survive indefinitely) shall survive for a period of three hundred sixty-five (365) days after the Closing (the “Survival Period”) unless a longer or shorter survival period is expressly provided for in this Agreement.

SECTION 12.6. Notification. In the event that any indemnified party (the “Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party hereunder (an “Indemnification Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, in each case to the extent actually known to such party (a “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving such Claim Notice shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. Notwithstanding anything to the contrary in this Agreement or any Closing Document, if any Claim Notice is given in accordance with the terms of this Section 12.6 during the Survival Period, the indemnification claims set forth in such Claim Notice will survive until such time as such claims are finally resolved regardless of the expiration of the Survival Period.

SECTION 12.7. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which expressly survives the Closing shall be the indemnifications provided for under this Article XII, except as it relates to the Uncapped Obligations.

SECTION 12.8. Seller’s Escrow. To secure Seller’s obligations and liability with respect to this Article XII, Seller has agreed to deposit at the Closing, in escrow with the Escrow Agent, an amount equal to the Cap Limitation (the “Seller Escrow Holdback”), which Seller Escrow Holdback shall be held by Escrow Agent for the Survival Period in accordance with the Holdback Escrow Agreement attached hereto as Exhibit K and made a part hereof (the “Seller Escrow Holdback Agreement”); provided, that, if Buyer notifies Seller of a claim under this Agreement during the Survival Period, then the portion of the Seller Escrow Holdback claimed by Buyer shall continue to be held by the Escrow Agent until the final resolution of such claim, which resolution is not subject to appeal or for which the time for appeal has expired and no appeal has been perfected.

ARTICLE XIII

TAX CERTIORARI PROCEEDINGS

SECTION 13.1. Prosecution and Settlement of Proceedings. If any tax reduction proceedings (including, but not limited to, administrative and/or judicial proceedings or appeals) in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

SECTION 13.2. Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings on account of taxes allocable to the period prior to the Closing Date shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes on account of taxes allocable to the period from and after the Closing Date shall belong to and be the property of Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 13.3. Survival. The provisions of this Article XIII shall survive the Closing.

ARTICLE XIV

DEFAULT

SECTION 14.1. Seller Default. IF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT, BREACH OR FAILURE TO PERFORM HEREUNDER OR SELLER SHALL OTHERWISE BREACH IN ANY MATERIAL RESPECT (UNLESS ALREADY SUBJECT TO A MATERIALITY QUALIFIER, IN WHICH CASE IT SHALL BE TRUE AND CORRECT IN ALL RESPECTS) ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT, AND BUYER IS NOT THEN IN DEFAULT HEREUNDER, THEN BUYER, AS ITS SOLE AND EXCLUSIVE REMEDIES (EXCEPT WITH RESPECT TO MATTERS THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT), SHALL HAVE THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE EARNEST MONEY SHALL BE RETURNED TO BUYER, AND, IN ADDITION TO THE EARNEST MONEY, PAYMENT FROM SELLER OF UP TO $100,000 OF THE BUYER’S OUT OF POCKET COSTS AND EXPENSES ACTUALLY INCURRED (INCLUDING REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THIS TRANSACTION), AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THE SURVIVING OBLIGATIONS), BUYER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH; OR (B) SPECIFICALLY ENFORCE SELLER’S OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING SELLER’S OBLIGATION TO TRANSFER THE ASSETS; PROVIDED THAT ANY ACTION BY BUYER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN NINETY (90) DAYS OF SELLER’S DEFAULT OR THE CLOSING DATE, WHICHEVER IS LATER, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY BUYER OF SUCH RIGHT AND REMEDY. NOTWITHSTANDING THE FOREGOING, IF THE REMEDY OF SPECIFIC PERFORMANCE IS NOT AVAILABLE AS A REMEDY OR THE SELLER HAS OTHERWISE INTENTIONALLY OR WILLFULLY DEFAULTED, THEN THE $100,000 LIMITATION PROVIDED IN CLAUSE (A) ABOVE SHALL NOT APPLY AND BUYER SHALL BE PERMITTED TO PURSUE ANY REMEDY AT LAW OR EQUITY. IF BUYER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, BUYER’S SOLE REMEDY (EXCEPT WITH RESPECT TO MATTERS THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT) SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE.

SECTION 14.2. Buyer Default. IF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL NOT BE CLOSED BY REASON OF BUYER’S DEFAULT OF ANY MATERIAL OBLIGATION TO BE PERFORMED BY THE BUYER AT THE CLOSING UNDER THIS AGREEMENT, AND SELLER IS NOT THEN IN DEFAULT HEREUNDER, THEN, AS ITS SOLE AND EXCLUSIVE REMEDY (EXCEPT WITH RESPECT TO MATTERS THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT), SELLER MAY ELECT TO TERMINATE THIS AGREEMENT AND RECEIVE PAYMENT OF THE EARNEST MONEY FROM ESCROW AGENT, SUBJECT TO THE SURVIVING

OBLIGATIONS. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT THE ASSETS WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT. EACH PARTY AGREES THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1. Exculpation.

(a) Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. For the avoidance of doubt, this Section 15.1(a) shall not be applicable with respect to the New Management Agreement or the Joint Venture Agreement. The provisions of this Section 15.1(a) shall survive the Closing or any termination of this Agreement indefinitely.

(b) Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement. The provisions of this Section 15.1(b) shall survive the Closing or any termination of this Agreement indefinitely.

SECTION 15.2. Brokers.

(a) Seller represents and warrants to Buyer that, other than TSB Capital Advisors (“Broker”), whose commission shall be paid by Seller, it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Seller agrees to indemnify, protect, defend and hold Buyer and the Buyer-Related Entities harmless from and against all Losses resulting from Seller’s breach of the foregoing representation in this Section 15.2(a). The provisions of this Section 15.2(a) shall survive the Closing or any termination of this Agreement indefinitely.

(b) Buyer represents and warrants to Seller that, other than Broker, it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Seller and the Seller-Related Entities harmless from and against all Losses resulting from Buyer’s breach of the foregoing representations in this Section 15.2(b). The provisions of this Section 15.2(b) shall survive the Closing or any termination of this Agreement indefinitely.

SECTION 15.3. Confidentiality; Press Release; IRS Reporting Requirements.

(a) Buyer and Seller, and each of their respective Affiliates, shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby (the “Confidential Information”) and shall not release any such Confidential Information to third parties without the prior written consent of the other parties hereto, except such information (i) as was previously or is hereafter publicly disclosed (other than in violation of this Agreement), (ii) was within the applicable party’s possession or the possession of the Buyer’s Agents or Seller-Related Entities, respectively, prior to its being furnished to such applicable party by or on behalf of the other party, (iii) becomes available to such party or the Buyer’s Agents or Seller-Related Entities, as applicable, from a source other than the other party, Property Manager or the Buyer’s Agents or Seller-Related Entities, as applicable, (iv) is independently developed by someone at the applicable party or the Buyer’s Agents or Seller-Related Entities, as applicable, who did not review the Confidential Information that is the subject of the information that is individually developed, or (v) is disclosed by the applicable party or the Buyer’s Agents or Seller-Related Entities, as applicable, to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission), or in response to a court order or decision or request of a stock exchange, regulatory agency or other authority, or in response to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process. The foregoing shall not be construed to prevent either party from disclosing to: (y) its prospective lenders or investors, or to its principals, officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with the transaction contemplated by this Agreement; provided that such disclosing party advises any such third party of the confidential nature of the information disclosed, or (z) the Title Company. The terms of this Section 15.3(a) shall supersede any prior confidentiality agreement that may have been entered into by the parties and the Access Agreement. The provisions of this Section 15.3(a) relating to the Agreement and the transactions contemplated hereby shall survive the Closing or the termination of this Agreement for a period of one (1) year; provided that (1) Seller’s confidentiality obligation with respect to the Assets shall survive the Closing indefinitely and (2) Buyer’s confidentiality obligations with respect to the Assets shall terminate upon Closing.

(b) Neither Seller nor Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party and provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by Buyer or Seller disclose the identity of the other party’s direct or indirect beneficial owners by name or the consideration paid to Seller for the Assets. Notwithstanding the foregoing, nothing herein shall limit the right of the Buyer or its subsidiaries or affiliates to publicly disclose the transaction, after the Closing hereunder, substantially consistent with the manner Buyer or its subsidiaries or affiliates has disclosed transactions prior to the date hereof.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in Treasury Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

(d) For the avoidance of doubt, in no event shall Seller disclose the identity of any investor in Buyer and in no event shall Buyer disclose the identity of any investor in Seller, either before or after Closing without the prior written consent of the other party.

(e) From the Effective Date until the Closing or sooner termination of this Agreement, neither Seller nor any agent, partner, employee, director or subsidiary or Affiliate of Seller shall accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, recapitalization, restructuring, disposition or other transaction involving all or any part of the Property (whether directly or indirectly). Notwithstanding the foregoing, it shall not be considered a breach of this covenant in the event Seller merely receives an unsolicited offer concerning the Property, provided Seller does not respond thereto other than informing the counterparty that the Property is under contract.

SECTION 15.4. Escrow Provisions.

(a) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder except to the extent arising in connection with Escrow Agent’s gross negligence or willful misconduct.

(b) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

SECTION 15.5. Earnest Money Escrow Account.

(a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account reasonably approved by Seller and Buyer (the “Earnest Money Escrow Account”). All investments of the Earnest Money shall be subject to the approval of Buyer.

(b) The Escrow Agent shall hold the Earnest Money in escrow in the Earnest Money Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.5(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Earnest Money Escrow Account. At the Closing, the Earnest Money shall be paid or applied by the Escrow Agent pursuant to the terms of this Agreement. If the Closing does not occur for any reason (other than due to Buyer’s right to terminate this Agreement and receive a refund of the Earnest Money in accordance with Section 6.2, Section 8.2, Section 9.3(a) or Section 10.2(b)), and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within twenty-four (24) hours thereof, give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court in the Washington County, Arkansas. The Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Notwithstanding anything otherwise set forth herein to the contrary, if the Closing does not occur due to Buyer’s right to terminate this Agreement and receive a refund of the Earnest Money in accordance with Section 6.2, Section 8.2, Section 9.3(a) or Section 10.2(b), Escrow Agent and Seller acknowledge that Seller shall not be entitled to make a written objection to Escrow Agent with respect to such refund and Escrow Agent shall, without further instruction, return the Earnest Money to Buyer within twenty-four (24) hours of giving written notice of such termination to the Escrow Agent, subject to Escrow Agent’s deduction of the Independent Consideration and payment of such amount to Seller in accordance with Section 2.1(d).

SECTION 15.6. Anti-Terrorism and Anti-Money Laundering Laws. Each party shall take any actions that may be required to comply with the terms of the Patriot Act, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network or any other laws, regulations or executive orders designed to combat terrorism or money laundering, if applicable to this Agreement.

SECTION 15.7. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.8. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign this Agreement without the consent of Seller to any Affiliate or subsidiary of Buyer, provided that not less than three (3) Business Days prior to the Closing Date, Buyer delivers to Seller prior written notice of such assignment and an instrument or instruments evidencing such assignment. For the avoidance of doubt, in the event of such assignment in accordance with the immediately preceding sentence, Buyer shall remain liable under this Agreement until the Closing or earlier termination of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and insure to the benefit of the respective successors and assigns of the parties.

SECTION 15.9. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 15.10. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) sent by electronic mail, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 15.10):

(a) To Seller:

c/o Strategic Asset Management

19900 MacArthur Blvd., Suite 250

Irvine, California 92612

Attn: H. Michael Schwartz, Chairman

Email: hms@sam.com

with copies thereof to:

c/o Strategic Asset Management

19900 MacArthur Blvd., Suite 250

Irvine, California 92612

Attn: John Strockis, President & CEO

Email: jstrockis@sam.com

and

Seyfarth Shaw LLP

1075 Peachtree Street, N.E., Suite 2500

Atlanta, Georgia 30309

Attn: Steven L. Kennedy

Email: SKennedy@seyfarth.com

(b) To Buyer:

c/o Virtus Real Estate Capital

835 W. 6th Street, Suite 1500

Austin, Texas 78703

Attn: Christopher Kott and Matt Powers

Email: ckott@virtusre.com and mpowers@virtusre.com

with copies thereof to:

c/o Virtus Real Estate Capital

835 W. 6th Street, Suite 1500

Austin, Texas 78703

Attn: Craig Davis

Email: cdavis@virtusre.com

and:

Jackson Walker LLP

100 Congress Avenue, Suite 1100

Austin, Texas 78701

Attn: Andee Hartig

Email: ahartig@jw.com

(c) To the Title Company:

c/o Fidelity National Title Insurance Company

4400 Mac Arthur Blvd., Suite 200

Newport Beach, CA 92660

Attn: Bobby Grich; Thomas Szopinski

Email: bgrich@fnf.com; Thomas.szopinski@fnf.com

A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of email, a notice shall be deemed given when delivered so long as the word “Notice” is present in the subject line of the e-mail and the sender does not receive a delivery failure notice or other automated notice indicating that the e-mail has not been delivered.

SECTION 15.11. Entire Agreement. This Agreement contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 15.12. Amendments. This Agreement may not be amended, modified, supplemented or, except as expressly provided in this Agreement, terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by Seller and Buyer.

SECTION 15.13. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 15.14. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Arkansas.

SECTION 15.15. Fire Caulking Replacement. At Seller’s sole cost and expense, and within six (6) months of the Closing Date, Seller shall repair and replace all known incompatible fire caulking installed with the fire suppression system for the Property (the “Incompatible Fire Caulking”). Prior to the expiration of the Due Diligence Period, Buyer and Seller shall identify all Incompatible Fire Caulking and shall amend this Agreement to include all such Incompatible Fire Caulking as Schedule C attached hereto. This Section 15.15 shall survive Closing.

SECTION 15.16. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Applicable Law.

SECTION 15.17. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 15.18. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, .pdf or other electronic signatures, which taken together still constitute collectively one agreement. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or facsimile, .pdf or other electronic signature.

SECTION 15.19. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

SECTION 15.20. Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto, other than in connection with an action for specific performance by Buyer.

SECTION 15.21. Time is of the Essence. Seller and Buyer agree that time is of the essence with respect to the obligations of Seller and Buyer under this Agreement.

SECTION 15.22. Schedules. Seller and Buyer agree that disclosure of any fact or item on any schedule attached to this Agreement shall, should the existence of such fact or item be relevant to any other schedule, be deemed to be disclosed with respect to that other schedule so long as the relevance of such disclosure to such other section is reasonably apparent.

SECTION 15.23. Waiver of Jury Trial. Seller and Buyer hereby irrevocably waive trial by jury in any action, proceeding or counterclaim brought by one party against another party on any matter arising out of or in any way connected with this Agreement.

SECTION 15.24. 1031 Cooperation. Buyer and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that: (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least ten (10) Business Days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required for the exchange, at its sole cost and expense; (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party’s performance of the acts required hereby; and (vii) the Closing Date shall not be changed as a result of such exchange.

SECTION 15.25. Attorney’s Fees. Except as expressly provided to the contrary in this Agreement, the parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, and other agreements pertaining to this transaction. In the event of litigation or other court action, arbitration or similar adjudicatory proceeding between the parties with respect to this Agreement or the transactions contemplated hereby, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) in addition to such other relief as may be awarded, shall be entitled to recover from the non-prevailing party all of its costs of enforcement, defense and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit. This Section 15.25 shall survive the Closing or any earlier termination of this Agreement.

SECTION 15.26. No Assumption of Liabilities. Except for assumption of the Assets pursuant to the express terms of this Agreement and the Closing Documents, Buyer will not assume any obligations, liabilities, claims, demands, judgments, causes of action, indebtedness or accounts payable of Seller of any kind, nature or description whatsoever, whether the same are accrued, absolute or contingent, known or unknown, direct or indirect. This Section 15.26 shall survive the Closing or any earlier termination of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

SSSST 376 W WATSON ST, LLC, a Delaware limited liability company

By: Strategic Student & Senior Housing Trust, Inc., its Manager

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chairman

[signatures continue onto following page]

BUYER:

VIRTUS REAL ESTATE, LLC, a Texas limited liability company

By:	/s/ William Strong
Name:	William Strong
Title:	Vice President